UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2011

China Energy Recovery, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53283 (Commission File Number)	33-0843696 (IRS Employer Identification No.)

7F, No. 267 Qu Yang Road Hongkou District Shanghai, China (Address of principal executive offices)	200081 (Zip Code)

Registrant’s telephone number, including area code (86) 021 5556-0020

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 — Entry into a Material Definitive Agreement

CER Energy Recovery (Shanghai) Co., Ltd. (“Company”), a subsidiary of China Energy Recovery, Inc., a Delaware corporation, entered into a purchase agreement dated as of March 30, 2011, to acquire approximately 2,600 square meters of office space at Building 26, No. 1388, Zhangdong Road, Zhangjiang Hi-Tech Park, Shanghai, 201203.  The purchase price to be paid is RMB 48,486,223.5 (US$7,402,476.87), which is the amount due after taking into account the prior rental payments for the same offices made by the Company since March 19, 2009.  The purchase agreement was the result of the exercise of the option held by the Company to acquire the offices afforded by its lease with Shanghai Zhangjiang Integrated Circuit Industrial Zone Development Co., Ltd.  The purchase is for all the ownership interests and related land use rights for the office space.  The Company is using internally generated funds to pay the purchase price due. The offices will continue to be used for the design and engineering center of the Company and its affiliates.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

10.1	Form Sales Contract for Commercial Building dated as of March 30, 2011 between CER Energy Recovery (Shanghai) Co., Ltd. and Shanghai Zhangjiang Integrated Circuit Industrial Zone development Co., Ltd.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.

Date: April 7, 2011	By:	/s/ Qinghuan Wu
Qinghuan Wu
Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Form Sales Contract for Commercial Building dated as of March 30, 2011 between CER Energy Recovery (Shanghai) Co., Ltd. and Shanghai Zhangjiang Integrated Circuit Industrial Zone development Co., Ltd.